UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ___1__)*

                             KENSEY NASH CORPORATION

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                                (NAME OF ISSUER)

                                  COMMON STOCK

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                         (TITLE OF CLASS OF SECURITIES)

                                    490057106

                       -----------------------------------
                                 (CUSIP NUMBER)



                                DECEMBER 31, 2000
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 pages

CUSIP No.  490057106

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        1.  Names of Reporting Persons.


                  First Investors Management Company (FIMCO)
                  First Investors Consolidated Corporation (FICC)
                  Glenn O. Head

            I.R.S. Identification Nos. of above persons (entities only).
                  FIMCO             13-6120357
                  FICC              13-2608329
                  Glenn O. Head     ###-##-####

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        2.  Check the Appropriate Box if a Member of a Group (See Instruction)

            (a)

            (b)
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        3.  SEC Use Only

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        4.  Citizenship or Place of Organization

                  New York (FIMCO, FICC)    New Jersey (Glenn O. Head)

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         Number of         5.     Sole Voting Power             0
         Shares Ben-       -----------------------------------------------------
         ficially by
         Owned by Each     6.     Shared Voting Power           305,000
         Reporting         -----------------------------------------------------
         Person With:
                           7.     Sole Dispositive Power        0
                           -----------------------------------------------------

                           8. Shared Dispositive Power          305,000
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        9.  Aggregate Amount Beneficially Owned by Each
            Reporting Person                                    305,000

        10. Check if the Aggregate Amount in Row (11) Excludes
            Certain Shares (See Instructions)

        11. Percent of Class Represented by Amount in Row (11)
                                                                2.91%
        12. Type of Reporting Person (See Instructions)
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                           IA-HC-HC
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                  FIMCO is a registered investment adviser
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                  FICC is the parent holding company of FIMCO. Glenn O. Head is the control person of FICC. The shares are owned by investment companies managed by FIMCO.

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                               Page 2 of 5 pages

CUSIP No.  490057106

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ITEM 1.

        (a) Name of Issuer: Kensey Nash Corporation
        (b) Address of Issuer's Principal Executive Offices
                            55 East Uwchlan Avenue, Exton, Pennsylvania  19341

ITEM 2.

        (a) Name of Person Filing: FIMCO, FICC, Glenn O. Head
        (b) Address of Principal Business Office or, if none, Residence:
                            95 Wall Street, New York, NY  10005
        (c) Citizenship:    United States
        (d) Title of Class of Securities: Common Stock
        (e) CUSIP Number:   490057106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sec. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) _  Broker or dealer registered under section 15 of the Act
               (15 U.S.C. 78o).
        (b) _  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) _ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) _ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e) X FIMCO is an investment adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E);
        (f) _ An employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F);
        (g) X FICC is a parent holding company, Glenn O. Head is a control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);
        (h) _  A savings associations as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) _  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
               Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) _  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).



                                Page 3 of 5 pages

CUSIP No.  490057106

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ITEM 4. OWNERSHIP.

        (a)  Amount beneficially owned: 305,000
                                    -------
        (b)  Percent of class: 2.91%
                               -----

        (c)  Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote 0.
                                                            -

             (ii)  Shared power to vote or to direct the vote 305,000.
                                                              -------

             (iii) Sole power to dispose or to direct the disposition of 0.
                                                                         -

             (iv)  Shared power to dispose or to direct the disposiiton of 305,000.
                      -------

ITEM 5. If this statement is being filed to report the fact that asof the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             See response(s) to number 12 on page 2 of 5.

ITEM 7. IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.






                               Page 4 of 5 pages

CUSIP No.  490057106

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ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          February 13, 2001                       February 13, 2001
          ------------------------------          ------------------------------
                      Date                                    Date

          /s/ Glenn O. Head                       /s/ Glenn O. Head
          ------------------------------          ------------------------------
                  Signature                              Signature

          Chairman, FIMCO                         Chairman, FICC
          ------------------------------          ------------------------------
                  Name/Title                             Name/Title




          February 13, 2001
          ---------------------------------
                      Date

          /s/ Glenn O. Head
          ---------------------------------
                   Signature

          Glenn O. Head
          ---------------------------------
                   Name/Title








                               Page 5 of 5 pages